UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                Onvia.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   68338T-106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 |_|       Rule 13d-1(b)

                 |X|       Rule 13d-1(c)

                 |_|       Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 4 pages

---------------------                                      ---------------------
CUSIP No. 68338T-106                 13G                      Page 2 of 4 pages
---------------------                                      ---------------------


----------- --------------------------------------------------------------------
1            NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                     Glenn S. Ballman
----------- --------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (See Instructions)                              (a) |_|
                                                               (b) |_|
----------- --------------------------------------------------------------------
3            SEC USE ONLY

----------- --------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                     Canada
----------------------------- ----- --------------------------------------------
         NUMBER OF             5    SOLE VOTING POWER

          SHARES                        4,054,625
                              ----- --------------------------------------------
        BENEFICIALLY           6    SHARED VOTING POWER

          OWNED BY                     Not Applicable
                              ----- --------------------------------------------
            EACH               7    SOLE DISPOSITIVE POWER

         REPORTING                      4,054,625
                              ----- --------------------------------------------
           PERSON              8    SHARED DISPOSITIVE POWER

           WITH:                       Not Applicable
----------- --------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   4,054,625
----------- --------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES  (See Instructions)                                     |_|

----------- --------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.294%
----------- --------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (See Instructions)

                   IN
----------- --------------------------------------------------------------------

Item 1.

     (a)  Name of Issuer: Onvia.com, Inc.

     (b) Address of Issuer's Principal Executive Offices: 1260 Mercer Street, Seattle, WA 98109

Item 2.

     (a)  Name of Person Filing: Glenn S. Ballman

     (b)  Address of Principal Business Office or, if none, Residence:
          Sea Breeze Villa, Nevis, West Indies 00119

     (c)  Citizenship: Canada

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 68338T-106

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned: 4,054,625

     (b)  Percent of Class: 5.294%

     (c)  Number of shares as to which such person has:

           (i)  Sole power to vote or to direct the vote: 4,054,625
          (ii)  Shared power to vote or to direct the vote: Not Applicable
         (iii)  Sole power to dispose or to direct the disposition of: 4,054,625
          (iv)  Shared power to dispose or to direct the disposition of:
                Not Applicable

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of a Group

         Not applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                Page 3 of 4 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  July 3, 2002
                                      ------------------------------------------
                                                       Date


                                          /s/ Glenn S. Ballman
                                      ------------------------------------------
                                              Glenn S. Ballman















                                Page 4 of 4 pages